UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2014

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178883	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 William Street, Suite 270 Wellesley, Massachusetts	02481
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 475-5254

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers.

(e)

Adjustments to Annual Base Salary and Cash Bonus Eligibility for the Company’s Chief Executive Officer and Chief Operating Officer

On March 23, 2014, the Board of Directors (the “Board”) of Arch Therapeutics, Inc. (the “Company”) approved certain adjustments to the annual base salary and cash bonus eligibility for the Company’s Chief Executive Officer, Terrence W. Norchi, and the Company’s Chief Operating Officer, William Cotter, as follows: (i) Dr. Norchi’s annual base salary was increased by $50,000 to $325,000, retroactively effective as of February 1, 2014, and his cash bonus eligibility was increased from 30% to 35% of his annual base salary, and (ii) Mr. Cotter’s annual base salary was increased by $65,000 to $240,000, retroactively effective as of February 1, 2014, and his cash bonus eligibility was increased from 20% to 25% of his annual base salary.

The annual base salary adjustments described above are consistent with the terms of the Company’s executive employment agreements with Dr. Norchi and with Mr. Cotter, dated June 25, 2013 and July 2, 2013, respectively, which generally provide for the review of each such officer’s annual base salary from time to time in accordance with the Company’s procedures for adjusting salaries for similarly situated employees. The cash bonus eligibility adjustments described above are set forth in amendments, effective March 23, 2014, to the Company’s executive employment agreement with each such officer.

Discretionary Bonus to the Company’s Chief Financial Officer

On March 23, 2014, the Board approved a cash bonus for the Company’s Chief Financial Officer, Mr. Alan Barber, in the amount of $28,000. Such cash bonus was granted at the Board’s discretion outside of the terms of the Company’s executive employment agreement with Mr. Barber, dated June 26, 2013, which does not provide for eligibility for such a cash bonus.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit	Description
10.1	First Amendment to Executive Employment Agreement, dated March 23, 2014, by and between Arch Therapeutics, Inc. and Terrence W. Norchi
10.2	First Amendment to Executive Employment Agreement, dated March 23, 2014, by and between Arch Therapeutics, Inc. and William M. Cotter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: March 26, 2014	By:	/s/ Terrence W. Norchi
	Name:	Terrence W. Norchi, M.D.
	Title:	President, Chief Executive Officer